UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2015

MGM RESORTS INTERNATIONAL

(Exact name of registrant as specified in its charter)

DELAWARE	001-10362	88-0215232
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

3600 Las Vegas Boulevard South, Las Vegas, Nevada	89109
(Address of principal executive offices)	(Zip code)

(702) 693-7120

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 9, 2015, MGM China Holdings Limited (“MGM China”), an indirect majority-owned subsidiary of MGM Resorts International (the “Company”), and MGM Grand Paradise, S.A., a wholly owned subsidiary of MGM China (“MGM Grand Paradise,” and together with MGM China, the “Borrowers”), entered into a second supplemental agreement (the “Supplement”), by and among the Borrowers and certain Lenders and Arrangers party thereto, which effected a second amendment and restatement of the credit agreement originally dated July 27, 2010 and attached as Schedule 3 to the Supplement (the “Amended and Restated Credit Agreement”), pursuant to which MGM China’s existing US$2 billion senior secured credit facilities were amended and restated in their entirety.

The Amended and Restated Credit Agreement was entered into with (i) Bank of China Limited, Macau Branch, Industrial and Commercial Bank of China (Macau) Limited, and Bank of America, N.A., as mandated lead arrangers and bookrunners, (ii) Banco Nacional Ultramarino, S.A., Sumitomo Mitsui Banking Corporation, Barclays Bank PLC, Bank of Communications Co., Ltd, Macau Branch, BNP Paribas Hong Kong Branch, Credit Agricole Corporate and Investment Bank, Hong Kong Branch, Deutsche Bank AG, Singapore Branch, Wing Lung Bank Limited, Macau Branch and JPMorgan Chase, N.A., as mandated lead arrangers, (iii) The Bank of Nova Scotia, Chong Hing Bank Limited, Morgan Stanley Bank, N.A. and Morgan Stanley Senior Funding, Inc., as lead arrangers, (iv) Banco Commercial Portugues, S.A., Macau Branch, Chang Hawa Commercial Bank, Ltd., Bank of East Asia Ltd, Macau Branch, First Commercial Bank, Macau Branch, Mega International Commercial Bank Co., Ltd., Offshore Banking Branch, Taiwan Cooperative Bank Ltd., Hong Kong Branch and Bank Sinopac Company Limited, Macau Branch as senior managers, (v) certain other lenders party thereto and (vi) the guarantors named therein.

The Amended and Restated Credit Agreement includes a US$1.55 billion equivalent term loan, an increase from the previous US$550 million term loan, and a US$1.45 billion equivalent revolving credit facility. The Amended and Restated Credit Agreement extends the term of the original facilities for an eighteen month period ending April 29, 2019.

The Amended and Restated Credit Agreement will bear interest at a fluctuating rate per annum based on HIBOR plus a margin, initially set for a six month period at 1.75% per annum, but thereafter the margin (in the range of 1.375% to 2.50% per annum) will be determined by MGM China’s leverage ratio.

The material subsidiaries of MGM China guaranteed the Amended and Restated Credit Agreement, and MGM China, MGM Grand Paradise and such subsidiaries will grant a first priority security interest in substantially all of their assets to secure the Amended and Restated Credit Agreement.

Proceeds from the Amended and Restated Credit Agreement will be used to refinance the existing facilities and for general corporate purposes of MGM China and its subsidiaries, including the development of MGM Cotai.

The Amended and Restated Credit Agreement contains customary representations and warranties, events of default, affirmative covenants and negative covenants, which impose restrictions on, among other things, the ability of MGM China and its subsidiaries to make investments, pay dividends and sell assets, and to incur additional liens. MGM China is also required to maintain compliance with a maximum consolidated total leverage ratio and a minimum interest coverage ratio.

The foregoing description of the Amended and Restated Credit Agreement is qualified in its entirety by reference to the Amended and Restated Credit Agreement, which is filed as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

The representations, warranties and covenants contained in the Amended and Restated Credit Agreement were made only for purposes of the Amended and Restated Credit Agreement and as of the specific date (or dates) set forth therein, and were solely for the benefit of the parties to the Amended and Restated Credit Agreement and are subject to certain limitations as agreed upon by the contracting parties. In addition, the representations, warranties and covenants contained in the Amended and Restated Credit Agreement may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries of the Amended and Restated Credit Agreement and should not rely on the representations, warranties and covenants contained therein, or any descriptions thereof, as characterizations of the actual state of facts or conditions of MGM China.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits:

Exhibit No.	Description

10.1	Second Supplemental Agreement, dated June 9, 2015, by and among MGM China Holdings Limited, MGM Grand Paradise, S.A., and certain Lenders and Arrangers party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 12, 2015

MGM Resorts International

By:	/s/ Andrew Hagopian III
Name: Andrew Hagopian III Title: Senior Vice President, Assistant General Counsel & Assistant Corporate Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Second Supplemental Agreement, dated June 9, 2015, by and among MGM China Holdings Limited, MGM Grand Paradise, S.A., and certain Lenders and Arrangers party thereto.

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